Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2018 RESULTS

•	New quarterly net sales record of $253 million, a 12% increase year-over-year

•	Net income of $8.5 million and diluted EPS of $0.31

•	Returned $3.3 million to Share Owners through stock repurchases during the quarter
JASPER, IN (November 1, 2017) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its first quarter ended September 30, 2017.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2017	2016
Net Sales	$253,204	$226,451
Operating Income	$9,590	$12,822
Adjusted Operating Income (non-GAAP)*	$9,590	$8,817
Operating Income %	3.8%	5.7%
Adjusted Operating Income (non-GAAP) %	3.8%	3.9%
Net Income	$8,480	$10,122
Adjusted Net Income (non-GAAP)*	$8,480	$6,698
Diluted EPS	$0.31	$0.36
Adjusted Diluted EPS (non-GAAP)*	$0.31	$0.24
* A reconciliation of GAAP and non-GAAP financial measures is included below.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “Double-digit growth in three of our four end market verticals helped us set a new quarterly sales record for the seventh consecutive quarter and kept us on a course to achieve our long-time stated goal of $1 billion in annual sales in fiscal year 2018.”
Mr. Charron continued, “While our margins improved sequentially from the fourth quarter of the prior fiscal year, we are still below our new operating income goal of 4.5%. We are focused on yield and throughput improvements on recently launched new programs and further progress on the ramp-up in Romania to help us make sequential, incremental improvement and achieve our new goal.”

First Quarter Fiscal Year 2018 Overview:

•	Consolidated net sales increased 12% compared to the first quarter of fiscal year 2017, the seventh consecutive quarterly sales record.

•	Operating activities used cash flow of $0.2 million during the quarter, which compares to cash flow provided by operating activities of $14.0 million in the first quarter of fiscal year 2017.

•
Cash conversion days (“CCD”) for the quarter ended September 30, 2017 were 59 days, which increased from 58 days in the same quarter last year. CCD is calculated as the sum of days sales outstanding plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $6.1 million during the quarter.

•	$3.3 million was returned to Share Owners during the quarter in the form of common stock repurchases.

•	Cash and cash equivalents were $38.3 million and borrowings outstanding on credit facilities were $14.0 million at September 30, 2017.

•
Return on invested capital (“ROIC”) was 9.0% for the first quarter of fiscal year 2018, which compares to 9.6% for the prior year first quarter (see reconciliation of non-GAAP financial measures for ROIC calculation).

Net Sales by Vertical Market:

	Three Months Ended
	September 30,
(Amounts in Millions)	2017	2016	Percent Change
Automotive	$102.0	$92.2	11%
Medical	76.2	65.0	17%
Industrial	54.8	51.5	6%
Public Safety	17.2	13.2	31%
Other	3.0	4.6	(34)%
Total Net Sales	$253.2	$226.5	12%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions and new operations, global economic conditions, geopolitical environment, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2017.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures were adjusted for the three months ended September 30, 2016 due to proceeds from a lawsuit settlement of $4.0 million, $2.5 million net of tax, and a bargain purchase gain on the acquisition of Aircom Manufacturing, Inc. of $0.9 million. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the proceeds from the lawsuit settlement and the bargain purchase gain. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	November 2, 2017
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	4796117
The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides electronic manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2017 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2017		September 30, 2016
Net Sales	$253,204	100.0%	$226,451	100.0%
Cost of Sales	233,714	92.3%	208,129	91.9%
Gross Profit	19,490	7.7%	18,322	8.1%
Selling and Administrative Expenses	9,900	3.9%	9,505	4.2%
Other General Income	—	—%	(4,005)	(1.8)%
Operating Income	9,590	3.8%	12,822	5.7%
Other Income (Expense), net	1,245	0.5%	763	0.3%
Income Before Taxes on Income	10,835	4.3%	13,585	6.0%
Provision for Income Taxes	2,355	1.0%	3,463	1.5%
Net Income	$8,480	3.3%	$10,122	4.5%

Earnings Per Share of Common Stock:
Basic	$0.32		$0.36
Diluted	$0.31		$0.36

Average Number of Shares Outstanding:
Basic	26,859		28,078
Diluted	27,028		28,095

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2017	2016
Net Cash Flow (used for) provided by Operating Activities	$(169)	$14,039
Net Cash Flow used for Investing Activities	(6,066)	(12,284)
Net Cash Flow used for Financing Activities	(948)	(6,664)
Effect of Exchange Rate Change on Cash and Cash Equivalents	944	190
Net Decrease in Cash and Cash Equivalents	(6,239)	(4,719)
Cash and Cash Equivalents at Beginning of Period	44,555	54,738
Cash and Cash Equivalents at End of Period	$38,316	$50,019

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2017	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$38,316	$44,555
Receivables, net	174,820	169,785
Inventories	164,632	144,606
Prepaid expenses and other current assets	31,126	29,219
Property and Equipment, net	136,915	137,549
Goodwill	6,191	6,191
Other Intangible Assets, net	4,423	4,581
Other Assets	19,079	18,458
Total Assets	$575,502	$554,944

LIABILITIES AND SHARE OWNERS’ EQUITY
Borrowings under credit facilities	$14,000	$10,000
Accounts payable	166,655	154,619
Accrued expenses	33,443	34,630
Other	12,432	13,423
Share Owners’ Equity	348,972	342,272
Total Liabilities and Share Owners’ Equity	$575,502	$554,944

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Lawsuit Proceeds
	Three Months Ended
	September 30,
	2017	2016
Operating Income, as reported	$9,590	$12,822
Less: Pre-tax Settlement Proceeds from Lawsuit	—	4,005
Adjusted Operating Income	$9,590	$8,817

Net Income excluding Lawsuit Proceeds and Bargain Purchase Gain
	Three Months Ended
	September 30,
	2017	2016
Net Income, as reported	$8,480	$10,122
Less: After-tax Settlement Proceeds from Lawsuit	—	2,499
Less: Bargain Purchase Gain	—	925
Adjusted Net Income	$8,480	$6,698

Diluted Earnings per Share excluding Lawsuit Proceeds and Bargain Purchase Gain
	Three Months Ended
	September 30,
	2017	2016
Diluted Earnings per Share, as reported	$0.31	$0.36
Less: Impact of Settlement Proceeds from Lawsuits	—	0.09
Less: Bargain Purchase Gain	—	0.03
Adjusted Diluted Earnings per Share	$0.31	$0.24

Return on Invested Capital (ROIC)
	Three Months Ended
	September 30,
	2017	2016
Adjusted Operating Income	$9,590	$8,817
Annualized Adjusted Operating Income	$38,360	$35,268
Tax Rate	25.7%	22.7%
Tax Effect	$9,859	$8,006
After Tax Annualized Adjusted Operating Income	$28,501	$27,262
Average Invested Capital *	$316,187	$283,490
ROIC	9.0%	9.6%

* Average Invested Capital is computed using the average quarterly Share Owners’ equity plus current and non-current debt less cash and cash equivalents.